EFiled: Mar 8 2006 3:51PM EST
Transaction ID 10749108

SUPPLEMENTAL INFORMATION PURSUANT TO RULE 3(a)
OF THE RULES OF THE COURT OF CHANCERY

The information contained herein is for the use by the court for statistical and administrative purposes only. Nothing stated herein shall be deemed an admission by or binding upon any party.

1. Caption of case: *Costa Brava Partnership III, L.P. v. TechTeam Global, Inc.*

2. Date filed: March 8, 2006

3. Name and address of counsel for plaintiff: Vernon R. Proctor (# 1019)
Patricia L. Enerio (# 3728)
Proctor Heyman LLP
1116 West Street
Wilmington, DE 19801

4. Short statement and nature of claim asserted: Complaint for inspection of stock list and related books and records.

5. Substantive field of law involved (check one):

_Administrative law	_Trade secrets/ trade mark/or other intellectual property
_Commercial law	_Trusts
_Constitutional law	_Wills and estates
X Corporation law	_Zoning
_Guardianships	_Other________________
_Labor law	
_Real property	

6. Related case(s):

Costa Brava Partnership III, L.P. v. TechTeam Global, Inc., C.A. No. 1904-N

7. Basis of court's jurisdiction (including the citation of any statute conferring jurisdiction): 8 *Del. C.* § 220

8. If the complaint seeks preliminary equitable relief, state the specific preliminary relief sought:

9. If the complaint seeks summary or expedited proceedings, check here X .

[signature]
Vernon R. Proctor (# 1019)

EFiled: Mar 8 2006 3:51PM EST
Transaction ID 10749108

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

COSTA BRAVA PARTNERSHIP III, L.P., Plaintiff,	:	
v.	:	C.A. No. 1984-N
TECHTEAM GLOBAL, INC., a Delaware Corporation, Defendant.	:	

COMPLAINT PURSUANT TO 8 *DEL. C.* § 220

Plaintiff Costa Brava Partnership III, L.P. ("Costa Brava"), by and through its attorneys, Proctor Heyman LLP and Kasowitz, Benson, Torres and Friedman LLP, for its complaint against defendant TechTeam Global, Inc. ("TechTeam" or the "Company"), alleges upon knowledge as to itself and otherwise upon information belief, as follows:

1. This is an action pursuant to 8 *Del. C.* § 220 ("Section 220") seeking an order compelling defendant TechTeam to make the Company's list of stockholders and certain other books and records available for inspection and copying by Costa Brava, as demanded by Costa Brava in a notarized demand letter, dated February 24, 2006 (the "Demand Letter"). A copy of the Demand Letter is annexed hereto as Exhibit 1.

PARTIES

2. Plaintiff Costa Brava is a limited partnership organized under the laws of Delaware. The general partner of Costa Brava is Roark, Rearden & Hamot, LLC, whose senior vice president is Andrew R. Siegel. Costa Brava is and has been the beneficial owner of 873,943

shares -- approximately 8.8% -- of TechTeam common stock at all times relevant to this proceeding.

3. Defendant TechTeam is a corporation organized under the laws of Delaware with its principal place of business located at 27335 West 11 Mile Road, Southfield, Michigan 48034.

FACTS

4. On February 24, 2006, Costa Brava caused the Demand Letter to be delivered to the Company by facsimile and Federal Express at its principal place of business. The Company received the Demand Letter.

5. In the Demand Letter, Costa Brava demanded to inspect and photocopy a list of the Company's stockholders and certain of the Company's books and records pursuant to Section 220. The Demand Letter was signed by Mr. Siegel and accompanied by proof of beneficial ownership.

6. In the Demand Letter, Costa Brava demanded the right to inspect and copy the following books and records:

> (a) A complete record or list of the [Company's] stockholders . . . . ;
>
> (b) A magnetic computer tape list of the holder of the [Company's] stock requested in paragraph (a) above as of the most recent date available . . . ;
>
> (c) All daily transfer sheets showing changes in names, addresses and number of shares of the [Company's] stockholders which are in or come into the possession of the [Company] or its transfer agent . . . ;
>
> (d) All information . . . relating to the names of the beneficial owners of the [Company's] stock . . . ;
>
> (e) To the extent the [Company] . . . maintains electronic mail addresses or other electronic contact information concerning stockholders, all such information; and

> (f) A copy of the [Company's] bylaws . . . and any rules and regulations . . . regarding the nomination and election of directors, shareholder proposals, and the conduct of the [Company's] 2006 Annual Meeting of Shareholders . . . .

7. As indicated in the Demand Letter, Costa Brava's purpose in demanding to inspect the Company's records was to enable Costa Brava to communicate with other stockholders and to solicit proxies for the Company's annual meeting.

8. Costa Brava's purpose, as stated in the Demand Letter, is proper pursuant to Section 220 and is reasonably related to Costa Brava's interests as a stockholder.

9. The Company did not respond in writing to the Demand Letter. More than five business days have passed since the Demand Letter was delivered to the Company.

10. The Company has not permitted the inspection requested in the Demand Letter.

11. By reason of the foregoing, Costa Brava, and/or its authorized designees, is entitled to the inspection sought in the Demand Letter.

WHEREFORE, Costa Brava respectfully requests that this Court enter an order pursuant to Section 220:

(a) summarily directing the Company, its officers, directors, agents and employees to permit Costa Brava and/or its authorized designees to inspect and to make copies of the records identified in the Demand Letter and herein at the Company's principal place of business in Michigan;

(b) awarding Costa Brava its attorneys' fees and the costs of prosecuting this action; and

(c) awarding such other and further relief as the Court deems appropriate.

PROCTOR HEYMAN LLP

Vernon R. Proctor (# 1019)
Patricia L. Enerio (# 3728)
1116 West Street
Wilmington, DE 19801
(302) 472-7300

Attorneys for Plaintiff
Costa Brava Partnership III, L.P.

OF COUNSEL:

Andrew K. Glenn
Frank E. Morreale
KASOWITZ, BENSON, TORRES
& FRIEDMAN LLP
1633 Broadway
New York, NY 10019

Dated: March 8, 2006

EXHIBIT 1

To The Complaint

Costa Brava Partnership III, L.P.
Roark, Rearden & Hamot Capital Management, LLC
420 Boylston Street
Boston, Massachusetts 02116

February 24, 2006

VIA FEDERAL EXPRESS

Michael A. Sosin, Secretary
TechTeam Global, Inc.
27335 W. 11 Mile Road
Southfield, Michigan 48034

Re: Shareholder's Demand for Lists of Stockholders

Ladies and Gentlemen:

Costa Brava Partnership III, L.P. ("Costa Brava") is the beneficial owner of 873,943 shares of common stock, par value $0.01 per share, of TechTeam Global, Inc. (the "Corporation"). Costa Brava's principal business address is 420 Boylston Street, Boston, MA 02116. Attached hereto as Exhibit A is a true and correct copy of an account statement received by Costa Brava from UBS Financial Services, Inc., dated January 6, 2006, that reflects Costa Brava's beneficial ownership of those shares of the Corporation.

INSPECTION OF SHAREHOLDER MATERIALS

On February 23, 2006 Costa Brava delivered notice (the "Notice") to the Corporation that it intends to nominate a slate of directors at the 2006 annual meeting of shareholders of the Corporation (the "Annual Meeting"). In connection with the Notice, Costa Brava hereby makes a formal demand under oath, pursuant to Section 220 of the General Corporation Law of the State of Delaware and the common law of the State of Delaware, for Costa Brava and its agents to inspect, no later than March 3, 2006, the following documents and records of the Corporation and to make copies or abstracts therefrom:

(a) A complete record or list of the Corporation's stockholders, certified by the Corporation or its transfer agent, showing the names and addresses of each stockholder and the number of shares of stock registered in the name of each such stockholder, as well as the names, addresses and share amounts held by participants in dividend reinvestment plans and/or employee plans, in each case as of the most recent date available;

(b) A magnetic computer tape list of the holders of the Corporation's stock requested in paragraph (a) above as of the most recent date available, showing the names, addresses and number of shares held by such stockholders, such computer

processing data as is necessary for the undersigned to make use of such magnetic computer tape for verification purposes;

(c) All daily transfer sheets showing changes in the names, addresses and number of shares of the Corporation's stockholders which are in or come into the possession of the Corporation or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the stockholder list referred to above;

(d) All information in or which comes into the Corporation's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or other nominees relating to the names of the beneficial owners of the Corporation's stock ("NOBO's") pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Securities Exchange Act of 1934, as amended, in the format of a printout in descending order balance. If such information is not in the Corporation's possession, custody or control, such information should be requested from any agent or service employed by the Corporation which may have such information in its possession, custody or control;

(e) To the extent the Corporation, or any person or entity acting on its behalf, maintains electronic mail addresses or other electronic contact information concerning stockholders, all such information; and

(f) A copy of the Corporation's bylaws, as in effect now and a amended from time to time, and any rules and regulations of the Corporation regarding the nomination and election of directors, shareholder proposals, and the conduct of the Corporation's 2006 Annual Meeting of Shareholders (the "Annual Meeting").

Costa Brava demands that modifications, additions or deletions to any and all information referred to in paragraphs (a) and (b) above be immediately furnished to Costa Brava and its agents as such modification, additions or deletions become available to the Corporation or its agents or representatives.

Costa Brava will bear the reasonable costs incurred by the Corporation in connection with the production of the above information.

The purpose of this demand under Section 220 of the General Corporation Law of the State of Delaware is to enable Costa Brava to communicate with other stockholders and to solicit proxies for the Corporation's Annual Meeting.

Costa Brava hereby designates Mr. Seth Hamot (the Managing Member of Roark, Rearden & Hamot, LLC, which is Costa Brava's General Partner) to conduct, as Costa Brava's agent, the inspection and copying requested herein.

Please acknowledge receipt of this letter by signing the enclosed copy of this letter in the place indicated below and return it to counsel for Costa Brava, David A. Fine of Ropes & Gray LLP, One International Place, Boston, Massachusetts, 02110.

Please advise counsel for Costa Brava, David A. Fine of Ropes & Gray LLP, at 617-951-7473 as promptly a practicable when and where the items requested above will be made available to Costa Brava and its agents. Please also advise counsel immediately whether you voluntary will supply the requested information. If counsel to Costa Brava has not received your response to this request by March 3, 2006, Costa Brava will assume that you do not intend to comply with this demand and will seek appropriate recourse.

Very truly yours,

COSTA BRAVA PARTNERSHIP III, L.P.
By: Roark, Rearden & Hamot, LLC
its General Partner

By: [signature]
Andrew R. Siegel
Senior Vice President

Sworn to before me this 24 day of
February, 2006

[signature]
(NAME)
Notary Public/Commissioner of Oaths

Rafael Nisimov
Notary Public
King County, New York
My Commission Expires May 03, 2008

Receipt Acknowledged On
February __, 2006

TechTeam Global, Inc.

By: ______________________
Name: ______________________
Title: ______________________

Exhibit A

UBS Investment Bank

UBS Securities LLC
1285 Avenue of the Americas
New York, NY 10019
www.ubs.com

January 6, 2006

COSTA BRAVA PARTNERS III
RRH CAPITAL MANAGEMENT
420 BOYLSTON ST. 5 F
BOSTON, MA 02116

ATTN: SETH HAMOT

Please be advised that on the close of business of January 6, 2006, the following position was being held by UBS for the following account:

Account: Costa Brava Partners III – Account #.
Security: TechTeam Global Inc. (TEAM) – Cusip 878311109)
Shares held: 873943

Sincerely,

/s/ George C. Landrove, Jr.
George C. Landrove, Jr.
UBS

UBS Investment Bank is a business group of UBS AG.
UBS Securities LLC is a subsidiary of UBS AG.